CONSULTING AGREEMENT

CONSULTING AGREEMENT (the “Agreement”) dated as of August 18, 2009 by and between Elko Ventures, Inc., a Nevada corporation with its principal address at 848 N. Rainbow Blvd. #3003. Las Vegas, NV 89107 (the “Corporation”) and Topcast Management Limited, an Independent Contractor with its principal address at 21 Bedford Square, London, WC1B 3HH, United Kingdom (the “Consultant”).

W I T N E S S E T H

WHEREAS, Consultant has established his expertise in, among other things, Corporate and Structured Finance, Securities Law, Fund Raising and in Investor Relations; and

WHEREAS, the Corporation desires to retain the Consultant for a period of 3 (three) years from the date of the signature of the Agreement to perform, as an Independent Contractor, Corporate and Structured Finance, Securities Law, Fund Raising and in Investor Relations and other consulting services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms and agreements subject to the conditions hereinafter set forth, the parties do hereby covenant and agree as follows:

Section 1.        Retention of Consultant.

The Corporation engages the Consultant as an independent contractor, and the Consultant accepts such engagement as an Independent Contractor, subject to the terms and conditions of this Agreement.

Section 2.        Services.

The Consultant shall provide consulting services to the Corporation in connection with the Objectives.

Section 3.        Compensation.

For services rendered by the Consultant pursuant to this Agreement, the Corporation shall pay the Consultant the following:

Sign On Bonus and Compensation for Three Years

Upon signing this Agreement, the Consultant shall receive 5,000,000 (Five Million) shares of the Corporation’s restricted Common Stock. These shares shall not be available to be assigned, pledged, sold, lent or in any way alienated for a period of 3 (three) years commencing from the date this Agreement. These shares are restricted under Regulation 144 and shall be held “on book” by the Transfer Agent to the Corporation; for an on behalf of the Consultant. The Consultant shall not be permitted to request these shares of the Corporation’s Common Stock, in certificated form, until the expiration of the 3 (three) years from the date of their issue to the Consultant.

Section 4.        Expenses.

The Corporation shall reimburse the Consultant up to a maximum of US$1,000 per month for phone charges and other miscellaneous expenses incurred in the normal pursuit of the Objectives as outlined in this Agreement. In the event Consultant is to incur additional expenses while engaged in Corporation business, Consultant shall obtain the prior written consent of the President of the Corporation. All such expenses incurred after receiving the prior written approval of the President of the Corporation shall be reimbursed. The Corporation’s consent hereunder shall not be unreasonably withheld or delayed. The Consultant must provide receipts for all expenses to the Corporation before any reimbursement will be issued to the Consultant.

Section 5.        Consultant Obligations.

The Consultant assumes all risks and hazards encountered in the performance of any services under this Agreement and the Consultant shall hold the Corporation harmless from and against all liabilities which may arise out of or which may be attributable to the performance of any services. The Consultant will be solely responsible for any and all damages or losses with respect to any and all equipment utilized by Consultant in the performance of services under this Agreement, and the Corporation will have no liability of any kind with respect thereto, regardless of cause or fault. Each party hereby indemnifies and holds the other, its directors, officers, agents and employees, harmless from and against any and all claims, actions, demands, damages, liabilities or expenses, including counsel fees against the other, its directors, officers, agents and employees, arising out of the indemnifying party’s acts or omissions or breach of this Agreement. This excludes any public statements made by the Corporation that are either inaccurate or untrue in respect of the Consultant.

Section 6.        Consultant Warranties.

The Consultant warrants that he is fully qualified to perform the services to the Corporation as described in this Agreement. Furthermore, the Consultant warrants that the services performed will conform to generally accepted standards for the type of project involved and that it will use its best efforts to render the services required in a timely and diligent manner. Additionally, the Consultant warrants that the rendering of the services hereunder, including any work product resulting from the services will not violate any rights including but not limited to intellectual property rights, of any persons, or laws. It is agreed, that after detailed discussions with the Corporation’s management, the Consultant is to use individuals and companies known to itself through past experience to enable the successful implementation of the Corporation’s objectives; to the best of the Consultant’s abilities without the Consultant receiving any commissions of whatsoever nature, in respect of any services arranged by the Consultant.

Section 7.        Proprietary Rights.

The Consultant hereby represents and warrants that all information provided or utilized by the Consultant hereunder does not and shall not directly or indirectly violate or infringe upon any copyright, patent, trade secret or other proprietary or intellectual property right of any third party or contribute to such violation or infringement. The Consultant shall indemnify and hold the Corporation, its officers, directors, employees and agents harmless from and against any and all losses and damages arising out of the breach or claimed breach of the foregoing warranty. The provisions of this Section 7 shall survive termination of this Agreement for any reason.

Section 8.        Confidentiality.

During the performance of services under this Agreement, the Consultant may be exposed to and work with highly confidential business data of the Corporation. All data processing systems and business information of the Corporation shall be the property of the Corporation, and the Consultant agrees that the Consultant shall be entitled to as much information in respect thereof, as is required by the Consultant to effectively operate for and on behalf of the Corporation. The Consultant agrees never to reveal to anyone the business methods or business secrets of the Corporation or those of its customers to anyone other than that approved by authorized representative of the Corporation. Such business methods and secrets shall include, but not be limited to, marketing plans, customer lists, trade secrets, inventions, processes, discoveries, financial information, pricing policies, names of employees, and all other business and technological knowhow of the Corporation. The Consultant shall use its best efforts to ensure that none of its employees, not having a need to know, obtains any such information and that no third party shall obtain any such information. The Consultant shall notify those of its personnel who are given access to any such information that the information is subject to this Agreement and that they must fulfill the obligations of this Agreement with respect to it.

Section 9.        Non-Publicity.

Neither the Consultant, nor any of its employees or agents shall refer to the Corporation in any manner in publicity releases or advertising, including customer lists, or for other promotional purposes, without securing the prior written consent of the Corporation.

Section 10.      U.S. Export Control Laws and Regulations.

The Consultant, for itself and any of its employees and agents who may be given access by Consultant to technical information of the Corporation, or who may be provided access to the Corporation’s premises in carrying out the services to be provided by the Consultant under this Agreement, acknowledges its obligations to control access to such technical information and to ensure that such access does not result in a violation of the U.S. Export Control Laws and Regulations.

Section 11.      Full Cooperation.

In connection with the activities of the Consultant on behalf of the Corporation, the Corporation will cooperate with the Consultant and will furnish the Consultant and the Consultant’s representatives with all information and data concerning the Corporation as may be required in connection with the Consultant’s services hereunder.

Section 12.      Representations.

The Corporation warrants and represents to the Consultant that this Agreement does not conflict with any other agreement binding the Corporation. The Corporation warrants and represents to the Consultant, that the Corporation is fully authorized to offer and pay the Consultant’s compensation referred to in Section 3 above.

Section 13.      Management.

The Corporation agrees to provide the Consultant current filings and other documentation as needed to complete Corporation profile.

Section 14.      Breach.

In the event of a breach of the terms of this Agreement by either party, the breaching party shall have a 10 (ten) day period, after the receipt of written notice of the breach, to remedy any such breach.

Section 15.      Waiver of Breach.

The failure by the Corporation to exercise any rights or powers hereunder shall not be construed as a waiver thereof. The waiver by the Corporation of a breach of any provision of this Agreement by the Consultant shall not operate nor be construed as a waiver of any subsequent breach by the Consultant.

Section 16.      Notices.

All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered, faxed, sent by recognized national overnight courier or mailed by certified mail, return receipt requested, to the address of the parties set forth above. Such notices shall be deemed to be given (i) when delivered personally, (ii) one day after being sent by overnight courier carrier of (iii) three days after being mailed, respectively, to be addressed as follows:

If to Elko Ventures, Inc.:

Elko Ventures, Inc.

848 N. Rainbow Blvd. #3003
Las Vegas, NV 89107

If to the Consultant:

TOPCAST MANAGEMENT LIMITED
21 Bedford Square
London
WC1B 3HH
United Kingdom

This Agreement shall be for a term commencing on the date hereof and ending in 3 (three) years.

Section 18.      Termination.

This Agreement may be terminated prior to the expiration of its term:

A.	By mutual written agreement of the parties;

B.	By the Corporation upon 90 (ninety) days written notice; or

C.	By the Corporation, immediately, in the event of conduct by the Consultant justifying termination, including but limited to, dishonesty or for any breach of any covenant in this Agreement.

Section 19.      Stock Surrender In the Event of Termination within One Year.

In the event that this Agreement is terminated within the first year, Consultant shall surrender 138,889 (One Hundred and thirty eight thousand eight hundred and eighty nine) shares of the Corporation’s restricted Common Stock per each month remaining for the 3 (three) year term of this Agreement prior to the Agreement’s termination. The first year of this Agreement shall end on August 9, 2010. All shares of the Corporation’s Common Stock surrendered under this clause shall be cancelled.

Section 20.      Assignment of Rights.

In consideration of payment to the Consultant by the Corporation for work performed by the Consultant, any and all operational improvements and process improvements developed by the Consultant in the course of performing work for the Corporation shall be the sole and absolute property of the Corporation. All work performed by the Consultant for the Corporation shall be deemed to be "work for hire" and any and all right, title and interest the Consultant may have in and to such work are hereby assigned to the Corporation, and the Corporation shall have all ownership rights in such work.

Section 21.      Successors and Assigns.

This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by the Consultant and the Corporation and their respective successors and assigns; provided, however, that the rights and obligations of the Consultant under this Agreement (with the exception of those rights in Section 3 hereof) shall not be assignable.

Section 22.      Governing Law.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada.

Section 23.      Entire Agreement: Amendments.

This Agreement contains the entire agreement and understanding between the parties and supersedes and preempts any prior understandings or agreements, whether written or oral. The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation and the Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

ELKO VENTURES, INC.

By:	/s/ RONALD YADIN LOWENTHAL
Name	RONALD YADIN LOWENTHAL
Title	PRESIDENT AND CHIEF EXECUTIVE OFFICER

TOPCAST MANAGEMENT LIMITED

By:	/s/ Signed
Title	CONSULTANT